AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 2004

                                                  Registration No. 333-[_______]

================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                              -------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              -------------------

                       UNIVERSAL AMERICAN FINANCIAL CORP.
             (Exact Name of Registrant as Specified in Its Charter)

            NEW YORK                               11-2580136
  (State or Other Jurisdiction         (I.R.S. Employer Identification Number)
  of Incorporation or Organization)

                        6 INTERNATIONAL DRIVE, SUITE 190
                               RYE BROOK, NY 10573
                                 (914) 934-5200
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                              -------------------

                          RICHARD A. BARASCH, PRESIDENT
                       UNIVERSAL AMERICAN FINANCIAL CORP.
                        6 INTERNATIONAL DRIVE, SUITE 190
                               RYE BROOK, NY 10573
                                 (914) 934-5200
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                              -------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time or at one time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                        Proposed Maximum       Proposed Maximum       Amount of
      Title Of Each Class Of Securities          Amount To Be           Offering Price Per     Aggregate Offering    Registration
            To Be Registered                     Registered (1)             Unit (2)               Price (2)           Fee (2)
---------------------------------------------- ---------------------- ---------------------- ---------------------- ----------------
Common Stock, par value $0.01 per share          1,079,369 shares            $11.78               $12,714,967          $1,611.00
============================================== ====================== ====================== ====================== ================


(1) In accordance with rule 416(a), the number shares of common stock being registered hereunder may be increased from time to time to that number of shares of common stock resulting from a stock split, stock dividend or similar transaction applicable to the currently registered number of shares of common stock.

(2) The registration fee has been calculated, and the offering price estimated, in accordance with rule 457(c) upon the basis of the average of the high and low sales prices of the shares of common stock as reported on the Nasdaq National Market on March 24, 2004 of $11.78 per share.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                   PROSPECTUS

                                1,079,369 SHARES

                                       OF

                       UNIVERSAL AMERICAN FINANCIAL CORP.

                    - - - - - - - - - - - - - - - - - - - - -
                     Common Stock, par value $0.01 per share
                    - - - - - - - - - - - - - - - - - - - - -

           We are offering up to 1,079,369 shares of our common stock, par value $0.01 per share, to participants in, or, as applicable, the trustees of, the following benefit plans which we maintain:

(i) up to 716,132 shares to agents of our subsidiaries and others pursuant to our Non-qualified Stock Option Plans for Agents and Others, which we also refer to in this Prospectus as our Agent Option Plan;

(ii) up to 72,189 shares to our qualifying agents pursuant to our Career Agent Stock Award Program, which we also refer to in this Prospectus as our Career Agent Program;

(iii) up to 45,787 shares to our qualifying agents pursuant to our Agents Stock Purchase Plan;

(iv) up to 45,261 shares to the trustees of our Deferred Compensation Plan for Agents, which we also refer to in this Prospectus as our Deferred Comp Plan; and

(v) up to 200,000 shares to qualifying agents of our subsidiaries pursuant to the Regional General Agents Equity Participation Program, which we also refer to in this Prospectus as our Regional Agents Program.

           The above plans were created under the Universal American Financial Corp. 1998 Incentive Compensation Plan, which we also refer to in this Prospectus as our 1998 Plan.

           The shares of our common stock are listed on the Nasdaq National Market under the ticker symbol "UHCO". On March 25, 2004, the closing sales price of our common stock as reported on the Nasdaq National Market was $11.73 per share.

           INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

          - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
                SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED
                 OF THESE SECURITIES OR PASSED UPON THE ADEQUACY
           OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

          - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                 The date of this Prospectus is March 26, 2004.

       THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----

THE COMPANY..........................................................   1
RISK FACTORS.........................................................   1
DESCRIPTION OF SECURITIES TO BE REGISTERED...........................   12
USE OF PROCEEDS......................................................   13
PLAN OF DISTRIBUTION.................................................   14
DESCRIPTION OF PLANS.................................................   14
SELLING SHAREHOLDERS.................................................   17
LEGAL MATTERS........................................................   18
EXPERTS..............................................................   18
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE....................   18
WHERE YOU CAN FIND ADDITIONAL INFORMATION............................   19
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS....................   20

                                   THE COMPANY

           We were incorporated in the State of New York in 1981 as a life and accident & health insurance holding company. Collectively, our insurance subsidiaries, which are domiciled in Florida, Pennsylvania, New York, Texas, Kansas and Ontario, Canada, are licensed to sell life and accident & health insurance and annuities in all fifty states, the District of Columbia, Puerto Rico and all the provinces of Canada. These products are designed primarily for the senior and self-employed markets. Our principal insurance products are Medicare Supplement, fixed benefit accident and sickness disability insurance, long term care, senior life insurance and fixed annuities. We distribute these products through an independent general agency system and a career agency system. Our administrative services company acts as a service provider for both affiliated and unaffiliated insurance companies for senior market insurance and non-insurance programs.

           Our principal executive offices are located at 6 International Drive, Suite 190, Rye Brook, New York 10573. Our telephone number is (914) 934-5200.

                                  RISK FACTORS

           The securities being offered hereby involve substantial risks. Prospective investors, before making an investment, should carefully consider all of the information contained in this Prospectus including the documents incorporated herein by reference, and in particular the following risks and speculative factors inherent in and affecting our business and the offering.

Risks Related to Our Business
-----------------------------

OUR NET INCOME MAY DECLINE IF OUR PREMIUM RATES ARE NOT ADEQUATE.

           We set the premium rates on our insurance policies based on facts and circumstances known at the time we issue the policies and on assumptions about numerous variables, including the actuarial probability of a policyholder incurring a claim, the severity and duration of the claim, the mortality rate of our policyholder base, the persistency or renewal rate of our policies in force, our commission and policy administration expenses, and the interest rate earned on our investment of premiums. In setting premium rates, we consider historical claims information, industry statistics and other factors. If our actual claims experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our net income may decrease.

           We generally cannot raise our premiums in any state unless we first obtain the approval of the insurance regulator in that state. We review the adequacy of our premium rates regularly and file rate increases on our products when we believe permitted premium rates are too low. When determining whether to approve or disapprove our rate increase filings, the various state insurance departments take into consideration our actual claim experience compared to expected claims experience, policy persistency (which means the percentage of policies that are in-force at certain intervals from the issue date compared to the total amount originally issued), investment income and medical cost inflation. If the regulators do not believe these factors warrant a rate increase, it is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or requests filed in the future. If we are unable to raise our premium rates because we fail to obtain approval for a rate increase in one or more states, our net income may decrease. If we are successful in obtaining regulatory approval to raise premium rates, the increased premium rates may reduce the volume of our new sales and cause existing policyholders to let their policies lapse. This would reduce our premium income in future periods. Increased lapse rates also could require us to expense all or a portion of the deferred policy costs relating to lapsed policies in the period in which those policies lapse, reducing our net income in that period.

OUR RESERVES FOR FUTURE POLICY BENEFITS AND CLAIMS MAY PROVE TO BE INADEQUATE, REQUIRING US TO INCREASE LIABILITIES AND RESULTING IN REDUCED NET INCOME AND SHAREHOLDERS' EQUITY.

           We calculate and maintain reserves for the estimated future payment of claims to our policyholders using the same actuarial assumptions that we use to set our premiums. For our accident and health insurance business, we establish an active life reserve plus a liability for due and unpaid claims, claims in the course of settlement and incurred but not reported claims, as well as a reserve for the present value of amounts not yet due on claims. Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and medical costs, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on extensive estimates, assumptions and prior years' statistics. When we acquire other insurance companies or blocks of insurance, our assessment of the adequacy of transferred policy liabilities is subject to similar estimates and assumptions. Establishing reserves is an uncertain process, and it is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. Our net income depends significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in setting our reserves and pricing our policies. If our assumptions with respect to future claims are incorrect, and our reserves are insufficient to cover our actual losses and expenses, we would be required to increase our liabilities resulting in reduced net income and shareholders' equity.

WE MAY BE UNABLE TO SERVICE AND REPAY OUR DEBT OBLIGATIONS IF OUR SUBSIDIARIES CANNOT PAY SUFFICIENT DIVIDENDS OR MAKE OTHER CASH PAYMENTS TO US.

           We are an insurance holding company whose assets principally consist of the capital stock of our operating subsidiaries, substantially all of which is pledged to our bank lenders. Because our principal outstanding indebtedness has been incurred by our parent company, our ability to make interest and principal payments on our outstanding debt is dependent upon the ability of our subsidiaries to pay cash dividends or make other cash payments to our parent company. Our subsidiaries will be able to pay dividends to our parent company only if they earn sufficient profits and, in the case of our insurance company subsidiaries, they satisfy the requirements of the state insurance laws relating to dividend payments and the maintenance of required surplus, to which they are subject. During the fiscal year ended December 31, 2003, our non-insurance subsidiary provided us $11.9 million in cash payments and the insurance subsidiaries provided $2.8 million in cash to their intermediate holding company, which was paid to our parent company in the form of interest payments on the intermediate holding company's surplus note held by our parent. Collectively, these amounts were sufficient to satisfy our parent company's debt obligations. Our domestic insurance subsidiaries have the ability to provide an additional $12.9 million of cash to their intermediate holding company parent during 2004 without regulatory approval in the form of ordinary dividends. Such additional cash could be passed through to our parent company in the form of repayment of principal on a surplus note from the intermediate subsidiary to our parent company. We believe that our subsidiaries will continue to have the ability to make cash payments to cover the parent company's debt obligations, however, any non-payment of such obligations would have a material adverse effect on our results of operations, financial condition and business.

CAPITAL CONSTRAINTS COULD RESTRICT OUR ABILITY TO SUPPORT OUR PREMIUM GROWTH.

           Our continued growth is dependent upon our ability to continue to support premium growth through the expansion of our markets and our network of agents while at the same time maintaining sufficient levels of capital and surplus to support that growth. Our new business growth typically results in reduced income (or net losses on some products) on a statutory basis during the early years of a policy, due primarily to differences in accounting practices between statutory accounting principles and accounting principles generally accepted in the United States. The resulting reduction in statutory surplus can limit our ability to generate new business due to statutory restrictions on premium to surplus ratios and required statutory surplus parameters. In addition, some states, such as Florida, limit an insurer's ability to write certain lines of business if gross and net premiums written would exceed a specified percentage of surplus. Moreover, substantially more capital than the statutory minimums are needed to support our level of premium growth and to finance acquisitions. If we cannot generate sufficient capital and statutory surplus to maintain minimum statutory requirements and support our growth, we could be restricted in our ability to generate new premium revenue.

THE AVAILABILITY OF REINSURANCE ON ACCEPTABLE TERMS AND THE FINANCIAL STABILITY OF OUR REINSURERS COULD IMPACT OUR ABILITY TO MANAGE RISK AND INCREASE THE VOLUME OF INSURANCE THAT WE SELL.

           We utilize reinsurance agreements with larger reinsurers to mitigate insurance risks that we underwrite.

           We enter into reinsurance arrangements with unaffiliated reinsurance companies to limit our exposure on individual claims and to limit or eliminate risk on our non-core or under-performing blocks of business. As of December 31, 2003, we ceded to reinsurers 35% of our gross annualized premium in force.

           Reinsurance arrangements leave us exposed to two risks:

           (i) Credit risk, which exists because reinsurance does not relieve us of our liability to our insureds for the portion of the risks ceded to reinsurers. We are exposed to the risk of a reinsurer's failure to pay in full and in a timely manner the claims we make against them in accordance with the terms of our reinsurance agreements. Although we have never experienced the failure of a reinsurer to pay in full and in a timely manner any material claims we have presented to them, such a failure to pay material amounts owed to us could expose our insurance company subsidiaries to liabilities in excess of their reserves and surplus and could expose them to insolvency proceedings. The failure of a reinsurer to make claims payments to us could materially and adversely affect our results of operations and financial condition and our ability to make payments to our policyholders.

           (ii) Replacement risk, which exists because a reinsurer may cancel its participation on new business issued on advance notice. As a result, we would need to find reinsurance from another source to support our level of new business. The amount and cost of reinsurance available to us is subject, in large part, to prevailing market conditions beyond our control. Because our current reinsurance facilities are non-cancelable for business in force, non-renewal or cancellation of a reinsurance arrangement affects only new business and the reinsurer remains liable on business reinsured prior to non-renewal or cancellation.

           Recently, we have begun to reduce the amount reinsurance ceded on new business, particularly on our Medicare Supplement/Select business. We believe that we have sufficient capital to support more of our new business. However, we still rely on reinsurance for certain of our new long term care business and the new life insurance business being written through our recently acquired Guarantee Reserve Life Insurance Company field force. In the event that current reinsurers cancel their participation on new business we would seek to replace them, possibly at higher rates. If we are not able to reinsure our long-term care products on acceptable terms, we would evaluate whether it remains viable to continue to offer these products. In addition, if we are not able to reinsure our life insurance products on acceptable terms, we would consider limiting the amount of such new business issued.

           A failure to obtain reinsurance on acceptable terms would allow us to underwrite new business only to the extent that we are willing and able to bear the exposure to the new business on our own.

OUR FINANCIAL STRENGTH RATING IS LOWER THAN SEVERAL DISTRIBUTORS' MINIMUM ACCEPTABLE RATING AND CAN AFFECT OUR COMPETITIVENESS AND RESULTS OF OPERATIONS.

           Increased public and regulatory concerns regarding the financial stability of insurance companies have resulted in policyholders placing greater emphasis upon financial strength ratings and have created some measure of competitive advantage for insurance companies with higher ratings. Our ability to expand and to attract new business is affected by the financial strength ratings assigned to our insurance company subsidiaries by independent insurance industry rating agencies, such as A.M. Best Company, Inc. Some distributors such as financial institutions, unions, associations and affinity groups may not sell our products to these groups unless the rating of our insurance company subsidiary writing the business improves to at least an "A-" from their current "B++." The lack of higher A.M. Best ratings for our insurance company subsidiaries could adversely affect sales of our products. In addition, any future downgrade in our ratings may cause our policyholders to allow their existing policies to lapse. Increased lapse rates would reduce our premium income and would also cause us to expense fully the deferred policy costs relating to lapsed policies in the period in which those policies lapsed, reducing net income in that period. Any future downgrade in our ratings also may cause some of our agents to sell less of our products or to cease selling our policies altogether.

FAILURE TO MAINTAIN OUR INFORMATION SYSTEMS COULD ADVERSELY AFFECT OUR BUSINESS.

           Our business depends significantly on effective information systems, and we have different information systems for our various operating segments. Our information systems require an ongoing commitment of significant resources to maintain and enhance existing systems and develop new systems in order to keep pace with continuing changes in information processing technology, evolving industry and regulatory standards, and changing customer preferences. In addition, we have outsourced the operation of our data center to an independent third party and may from time to time obtain additional services or facilities from other independent third parties. Dependence on third parties for these services and facilities may make our operations vulnerable to their failure to perform as agreed.

           In connection with our acquisition activities over the last year, we acquired numerous policies which required conversion to our systems. To date, these conversions have been substantially completed without any significant issues or delays.

           However, failure to convert additional policies that may be acquired in the future and to maintain effective and efficient information systems could cause the loss of existing customers, difficulty in attracting new customers, difficulty in attracting and retaining agents, difficulty in integrating the operations of acquired businesses, customer and provider disputes, regulatory issues and increases in administrative expenses.

THERE IS NO ASSURANCE THAT WE WILL CONTINUE TO BE SUCCESSFUL IN MANAGING OUR GROWING OPERATIONS OR IN INTEGRATING ACQUIRED COMPANIES INTO OUR OPERATIONS.

           As part of our strategy, we have experienced, and expect to continue to experience, considerable growth through acquisitions and our internal efforts. The rapid growth in the size and complexity of our operations has placed, and will continue to place, significant demands on our management, operations systems, accounting systems, internal controls systems and financial resources. Acquisitions involve numerous additional risks, some of which we have experienced in the past, including: (i) difficulties in integrating operations, technologies, products, systems and personnel of the acquired company; (ii) diversion of financial and management resources from existing operations; (iii) potential increases in policy lapses; (iv) potential losses from unanticipated litigation or levels of claims; and (v) inability to generate sufficient revenue to offset acquisition costs. Our ability to manage our growth and compete effectively will depend, in part, on our success in addressing these demands and risks. Any failure by us to effectively manage our growth could have a material adverse effect on our business, financial condition or results of operations.

WE MAY NOT BE ABLE TO FIND SUITABLE ACQUISITION CANDIDATES.

           Part of our business strategy is to make acquisitions that will be accretive to income and advance our strategic mission. Since 1990, we have acquired ten insurance companies, two administrative companies and four blocks of insurance premium. Additionally, on March 9, 2004, we entered into a definitive agreement to acquire Heritage Health Systems, Inc., a privately owned managed care company that operates Medicare Advantage plans in Houston and Beaumont, Texas, for approximately $98 million in cash. We currently expect to close this acquisition in the second quarter of 2004.

           We continue to evaluate possible acquisition transactions on an ongoing basis, and at any given time, we may be engaged in discussions with respect to possible acquisitions. We cannot assure you that we will be able to find suitable acquisition candidates and close the transactions. Factors that might preclude closing transactions include the inability to reach a definitive agreement with the seller, the inability to obtain financing on acceptable terms, and the discovery of material issues with the acquisition candidate as a result of our due diligence investigation. If we cannot find suitable acquisition candidates or are not successful in completing acquisitions, we may not be able to sustain our recent historical growth rates.

CHANGES IN THE EXCHANGE RATE BETWEEN THE U.S. DOLLAR AND THE CANADIAN DOLLAR MAY IMPACT OUR RESULTS.

           We publish our consolidated financial statements in U.S. dollars. However, portions of our operations are transacted using the Canadian dollar as the functional currency. As of and for the twelve months ended December 31, 2003, approximately 13% of our assets, 12% of our revenues and 21% of our income before realized gains and taxes were derived from our Canadian operations. Accordingly, our earnings and shareholders' equity are affected by fluctuations in the value of the U.S. dollar as compared to the Canadian dollar. Although this risk is somewhat mitigated by the fact that both the assets and liabilities for our Canadian operations are denominated in Canadian dollars, we are still subject to losses resulting from currency translation that will impact our reported consolidated financial condition, results of operations and cash flows from year to year.

A SIGNIFICANT AMOUNT OF OUR ASSETS IS INVESTED IN FIXED INCOME SECURITIES AND IS SUBJECT TO MARKET FLUCTUATIONS.

           Our investment portfolio consists substantially of fixed income securities. The fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. The fair market value of our investments in fixed income securities generally increases or decreases in an inverse relationship with fluctuations in interest rates, while net investment income realized by us from future investments in fixed income securities will generally increase or decrease with interest rates. In addition, actual net investment income and/or cash flows from investments that carry prepayment risk (such as mortgage-backed and other asset-backed securities) may differ from those anticipated at the time of investment as a result of interest rate fluctuations. Because substantially all of our fixed income securities are classified as available for sale, changes in the market value of our securities are reflected in our balance sheet. Similar treatment is not available for liabilities. Therefore, interest rate fluctuations could adversely affect our results of operations and financial condition.

WE MAY BE REQUIRED TO REFUND OR REDUCE PREMIUMS IF OUR PREMIUM RATES ARE DETERMINED TO BE TOO HIGH.

           Insurance regulators require that we maintain minimum statutory loss ratios on some of the policies that we sell. We must therefore pay out, on average, a specified minimum percentage of premiums as benefits to policyholders. State regulations also mandate the manner in which insurance companies may compute loss ratios and the manner in which compliance is measured and enforced. If our policies are not in compliance with state mandated minimum loss ratios, state regulators may require us to refund or reduce premiums. Insurance regulators require that we submit annual filings to show compliance. As of the date hereof, we have made all the required annual filings, none of which ever required us to refund or reduce premiums.

Risks Related to Our Industry
-----------------------------

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY WITH COMPETITORS THAT HAVE GREATER RESOURCES THAN WE DO.

           We sell our products in highly competitive markets. We compete with large national insurers, smaller regional insurers and specialty insurers. Many insurers are larger and have greater resources and higher financial strength ratings than we do. In addition, we are subject to competition from insurers with broader product lines. We also may be subject, from time to time, to new competition resulting from changes in Medicare benefits, as well as from additional private insurance carriers introducing products similar to those offered by us. Our future success will depend, in part, on our ability to effectively enhance our current products and claims processing capabilities and to develop new products in the changing health care environment on a timely and cost-effective basis.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IF WE CANNOT RECRUIT AND RETAIN INSURANCE AGENTS.

           We distribute our products principally through career agents and independent agents who we recruit and train to market and sell our products. We also engage managing general agents from time to time to recruit agents and develop networks of agents in various states. We compete with other insurance companies for productive agents, primarily on the basis of our financial position, support services, compensation and product features.

           We believe we can meet these competitive pressures by offering a high level of service to our field force and by developing specialized products and marketing approaches. We also believe that our policies and premium rates as well as the commissions paid to our sales agents are generally competitive with those offered by other companies selling similar types of products. In addition, our insurance subsidiaries operate at lower policy acquisition and administrative expense levels than other insurance companies, allowing us to have competitive rates while maintaining underwriting margins. However, it can be more difficult to successfully compete with larger insurance companies that have higher financial strength ratings than we do for productive agents.

           Our business and ability to compete will suffer if we are unable to recruit and retain insurance agents or if we lose the services provided by our managing general agents.

GOVERNMENTAL REGULATION COULD AFFECT OUR PROFITABILITY.

           Our insurance company subsidiaries are subject to regulation and supervision by the insurance departments of their domiciliary jurisdictions. Each is also subject to regulation and supervision by the insurance department of each of the other states in which they are admitted to do business. Such supervision and regulation are largely for the benefit and protection of policyholders and not shareholders. Such regulation and supervision by the insurance departments extend, among other things, to the declaration and payment of dividends by our insurance company subsidiaries, the setting of rates to be charged for some types of insurance, the granting and revocation of licenses to transact business, the licensing of agents, monitoring market conduct, approval of forms, establishment of reserve requirements, regulation of maximum commissions payable, mandating some insurance benefits, market conduct and claims practices, maintenance of minimum surplus requirements, and the form and content of financial statements required by statute. Our failure to comply with legal or regulatory restrictions could result in our inability to engage in some businesses or an obligation to pay fines or make restitution, which could affect our profitability.

           State insurance regulators and the National Association of Insurance Commissioners continually reexamine existing laws and regulations, and may impose changes in the future that materially adversely affect our business, results of operations and financial condition. In particular, rate rollback legislation and legislation to control premiums, policy terminations and other policy terms may affect the amount we may charge for insurance premiums. Some states currently limit rate increases on long term care insurance products and other states have considered doing so. Because insurance premiums are our primary source of income, our net income may be reduced by any of these changes.

RECENTLY ENACTED AND PENDING OR FUTURE LEGISLATION COULD ALSO AFFECT OUR INCOME.

           During recent years, the health insurance industry has experienced substantial changes, primarily caused by healthcare legislation. Recent Federal and state legislation and legislative proposals relating to healthcare reform contain features that could severely limit or eliminate our ability to vary our pricing terms or apply medical underwriting standards with respect to individuals, which could increase our loss ratios and decrease our profitability.

           In 2003, Congress passed the Medicare Prescription Drug, Improvement and Modernization Act of 2003. Although there are several components to this Medicare reform bill that may have an impact on our Medicare Supplement business, two fundamental components will be most relevant. First, the bill establishes a prescription drug benefit under Medicare and a mechanism for private insurers to offer this program. Second, the bill contains significant incentives designed to improve current Medicare + Choice (now to be known as Medicare Advantage) plans, and to encourage new Medicare Advantage plans to enter the market on a favorable basis. The legislation may create some downward pressure on our Medicare Supplement sales starting in 2004, largely because the increased government reimbursements for managed care plans will encourage HMOs to add benefits to existing plans or add new plans, in more jurisdictions. In addition, an increase in the market acceptance of Medicare Advantage plans may adversely affect our persistency. Nevertheless, we believe that many seniors will continue to want full choice and non-restricted access, as opposed to managed care plans, and we believe that Medicare Supplement and Medicare Select plans will remain viable options under the new legislation. If the legislation leads to a significant increase in the number of Medicare beneficiaries enrolled in health maintenance organizations, sales of our Medicare Supplement products may decrease since the product provides benefits that supplement the coverage provided by traditional Medicare. This could have a material adverse effect on our business, financial condition and results of operations.

           The Health Insurance Portability and Accountability Act of 1996 (also known as HIPAA) mandates guaranteed availability and renewability of health insurance for certain employees and individuals; limits on termination options and on the use of preexisting condition exclusions; prohibitions against discriminating on the basis of health status; and requirements which make it easier to continue coverage in cases where an employee is terminated or changes employers. HIPAA also calls for the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the health care industry. We do not believe that compliance with those aspects of HIPAA currently in effect and those in the process of regulatory completion, if adopted as currently proposed, will have a material adverse effect on our financial condition or results of operations. However, HIPAA is far-reaching and complex and proper interpretation and practice under the law continue to evolve. Consequently, our efforts to measure, monitor and adjust our business practices to comply with HIPAA are ongoing.

           Effective October 1, 2003, the Federal government removed the exemption for insurance companies as it relates to "Do Not Call" regulations. Insurance companies are now required to develop their own "Do Not Call" lists and reference state and Federal Do Not Call Registries, before making calls to market insurance products. Approximately two thirds of the country's residential telephone numbers are on the Federal registry, which could limit the marketing calls made and potentially negatively impact sales.

           The Federal government has drafted the portion of the USA PATRIOT Act that will apply to insurance companies. It is expected to become effective in mid 2004. Insurance companies will have to impose tighter processes and procedures to more thoroughly verify its applicants, insureds, claimants and premium payers in an effort to prevent money laundering.

           In September 2003, the National Association of Insurance Commissioners adopted the Senior Protection in Annuity Transaction Model Regulation. It is expected that most states will adopt the regulation swiftly. The model regulation imposes additional obligations on insurance producers and their supervisors relating to annuity sales to customers age 65 and over. The burden of demonstrating suitability of the recommended annuity is that of the producer with oversight responsibilities imposed on the producer's supervisor and the insurer. We are developing guidelines to distribute to our sales forces to assist in complying with the regulations.

TAX LAW CHANGES COULD ADVERSELY AFFECT OUR SALES AND PROFITABILITY.

           We sell deferred annuities and some forms of life insurance products, which are attractive to purchasers in part because policyholders generally are not subject to Federal income tax on increases in policy values until some form of distribution is made. From time to time, Congress has considered proposals to reduce or eliminate the tax advantages of annuities and life insurance which, if enacted, could make these products less attractive to consumers. We do not believe that Congress is now actively considering any legislation that would reduce or eliminate the tax advantages of annuities or life insurance. However, it is possible that the tax treatment of annuities or life insurance could change as a result of legislation, Internal Revenue Service regulations, or judicial decisions. The reduction or loss of these tax advantages could reduce our sales of life and annuity products and their profitability.

INSURANCE COMPANIES ARE FREQUENTLY THE TARGETS OF LITIGATION, INCLUDING CLASS ACTION LITIGATION, THAT COULD RESULT IN SUBSTANTIAL JUDGMENTS.

           A number of civil jury verdicts have been returned against insurers in the jurisdictions in which we do business involving insurers' sales practices, alleged agent misconduct, discrimination and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states, juries have substantial discretion in awarding punitive and non-economic compensatory damages which creates the potential for unpredictable material adverse judgments in any given lawsuit. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments. We may also face lawsuits from insureds who dispute our refusal to pay claims made by them. From time to time we are involved in such litigation or, alternatively, in arbitration. We cannot predict the outcome of any such litigation or arbitration. Because litigation and jury trials are inherently unpredictable and some amounts sought by plaintiffs are large, there can be no assurance that any litigation involving us will not have a material adverse effect on our business, financial condition or results of operations.

Risks Related to Our Common Stock and the Offering
--------------------------------------------------

LOW TRADING VOLUME, LIMITED LIQUIDITY AND PRICE VOLATILITY COULD AFFECT THE MARKET PRICE OF OUR STOCK.

           Our common stock has been included in the Nasdaq National Market since May 12, 1983. As of February 27, 2004, the average daily volume of our common stock traded in the Nasdaq National Market for the prior fifty-two week period was approximately 144,000 shares. The relatively low trading volume and limited market liquidity for our common stock may affect your ability to sell, and the price at which you are able to sell, your common stock. We cannot predict whether the market for our common stock will become more active following the offering. Although several securities firms act as market-makers for our common stock, a less active market for our common stock may cause the price of our common stock to be more volatile than it otherwise would be. The market price of our common stock could be subject to significant fluctuations in response to our operating results, developments relating to us, our competitors, the regulatory environment, claims experience, general economic conditions and other external factors. In addition, in recent years the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of our common stock.

WE ARE EFFECTIVELY CONTROLLED BY OUR PRINCIPAL SHAREHOLDER.

           Approximately 47% of our outstanding common stock is owned by Capital Z Financial Services Fund II, L.P., a private investing entity, and its affiliates, which we collectively refer to in this Prospectus as Capital Z. Our board of directors consists of nine members. Under a shareholders agreement we entered into in 1999 with Capital Z and Richard A. Barasch, our Chairman and CEO, the parties are obligated to vote for directors designated as follows:

               -    four nominated by Capital Z,

               -    two nominated by Mr. Barasch and

               -    three nominated by our board of directors.

           Accordingly, Capital Z is able to exert a significant amount of influence over our corporate actions, including any matters which require a vote of our board of directors or our shareholders, and can disapprove matters submitted to a supermajority vote of our shareholders. This concentration of ownership and control by Capital Z could delay or prevent a change in control of our holding company which change in control could be advantageous to other shareholders, or depress the trading market for our common stock.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, APPLICABLE STATE LAWS AND THE 1998 PLAN COULD DELAY, DETER OR PREVENT A CHANGE OF CONTROL OF OUR COMPANY THAT OUR SHAREHOLDERS MIGHT CONSIDER TO BE IN THEIR BEST INTERESTS AND MAY MAKE IT MORE DIFFICULT TO REPLACE MEMBERS OF OUR BOARD OF DIRECTORS AND HAVE THE EFFECT OF ENTRENCHING MANAGEMENT.

           Certain provisions contained in our certificate of incorporation, applicable state law provisions and change-of-control provisions contained in our 1998 Plan, may delay, defer, prevent or render more difficult a takeover attempt that our shareholders might consider to be in their best interests. For instance, they may prevent our shareholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

           Our certificate of incorporation and the New York Business Corporation Law contain anti-takeover provisions, which are intended to make it more difficult for control of our holding company to be obtained by a bidder who has not been approved by our board of directors.

           We are regulated as an insurance holding company by the jurisdictions in which our insurance company subsidiaries are incorporated. These laws require prior approval by the regulators of changes in control of an insurer. Generally, these laws require notice to the insurer and prior written approval of the insurance regulator of the jurisdiction in which the insurance company is organized. Under these laws anyone acquiring a specified percentage of our outstanding common stock or other voting securities would be presumed to have acquired control of us, unless such presumption is rebutted. The specified percentage is 5% under Florida insurance law, 10% under the insurance laws of the other relevant United States jurisdictions (Kansas, New York, Pennsylvania and Texas), and 10% under Canadian law.

           Our 1998 Plan generally provides for immediate vesting of all awards, including stock options, restricted stock and stock appreciation rights, in the event of a "change of control."

           These provisions may operate to make it more difficult to replace members of our board of directors and may have the effect of entrenching management regardless of their performance. In addition, these provisions may hinder the efforts of a potential acquiror to gain control of us, or a substantial block of our stock, thus possibly depriving existing shareholders of a favorable market opportunity.

FUTURE SALES OF OUR COMMON STOCK, OR THE PERCEPTION THAT FUTURE SALES MAY OCCUR, COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

           Sales of a substantial number of shares of our common stock, or the perception that such sales may occur, could adversely affect the market price of our common stock and could impair our ability to raise capital in the future through stock offerings. Assuming the sale of all of the shares offered in this Prospectus, we will have 55,279,864 shares of our common stock outstanding. We also currently have reserved for issuance: (i) a total of 114,986 additional shares of our common stock for our Incentive Stock Option Plan, our Stock Option Plan for Directors, our Non-qualified Stock Option Plans for Agents and Others, our Agents Stock Purchase Plan and our Deferred Compensation Plan for Agents under a prior registration statement on Form S-2 (registration no. 333-03641); and (ii) 30,639 additional shares of our common stock for the Regional Equity Plan of each of our subsidiaries Pennsylvania Life Insurance Company and PennCorp Life Insurance Company under a prior registration statement on Form S-2 (registration no. 333-34786), although no further awards are available under this plan. Additionally, in the near future, we plan to file with the Securities and Exchange Commission a registration statement on Form S-8 for a total of 4,513,594 additional shares of our common stock for our 1998 Plan."

           We estimate that 30,800,000 of our outstanding shares of common stock are currently held by our affiliates. A total of 27,800,000 shares currently owned by Capital Z and Richard Barasch are subject to a registration rights agreement pursuant to which these shareholders have the right, within specified limitations, to demand registration of their shares in a public offering and pursuant to which these shareholders have the right to participate in our other public offerings.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

GENERAL

           Set forth below is a description of the material terms and provisions of our capital stock. The following description does not purport to be complete and is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation and our Amended and Restated Bylaws, both of which are filed or incorporated by reference as exhibits to the registration statement of which this Prospectus is a part.

COMMON STOCK

           We are authorized to issue 80,000,000 shares of common stock, par value $0.01 per share. As of March 22, 2004, we had 54,200,495 outstanding shares of common stock. Holders of our common stock are entitled to such dividends, if any, as may be declared by our board of directors from assets legally available for that purpose and are entitled at all meetings of shareholders to one vote for each share held by them, without provision for cumulative voting. In the event that we liquidate, all assets available for distribution to the holders of our common stock, after payment of the amount, if any, distributable to the holders of preferred stock, are distributable among them according to their respective holdings. Our common stock is not redeemable, not convertible into any other securities, and has no preemptive rights or sinking fund provisions. The shares offered in this Prospectus will be, and all of the outstanding shares of our common stock are, fully paid and non-assessable.

PREFERRED STOCK

           We are authorized to issue 2,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors is authorized, without further shareholder action, to divide any or all shares of such authorized preferred stock into series and to fix and determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. There are presently no shares of preferred stock outstanding nor any plans, agreements or understandings for the issuance of any shares of preferred stock or the authorization of additional shares of preferred stock.

CERTAIN PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND OUR AMENDED AND RESTATED BY-LAWS

           Our Restated Certificate of Incorporation provides that the affirmative vote of the holders of two-thirds of the voting power of all of our outstanding capital stock is required for the following transactions with a party which directly or indirectly through its affiliates owns 5% or more of such voting power, unless such transaction was approved by our board of directors prior to the acquisition of the 5% interest by the other party, or we own 50% or more of the total voting power of the other party: (i) a merger or consolidation of us with the other party or (ii) the sale of substantially all of our assets or business to the other party. This provision of our Restated Certificate of Incorporation cannot be altered, amended or repealed without the affirmative vote of the holders of two-thirds of the voting power of all of our outstanding capital stock.

           Our Restated Certificate of Incorporation also requires that the following actions require approval of not less than two thirds of the total number of directors: (i) a merger or consolidation of us or a material subsidiary of ours, or in which our securities are being issued, in which our shareholders do not own a majority of the post-transaction voting securities entitled to elect the board of directors; (ii) the sale of all or substantially all of our assets or properties; (iii) the disposition of any shares of a material subsidiary of ours or all or substantially all of the assets of such a subsidiary; (iv) changing the authorized number of our directors; (v) amending or modifying our certificate of incorporation or by-laws; (v) electing or removing executive officers, or changing the employment agreement we entered into with Richard A. Barasch; (vi) voluntarily dissolving or winding-up us or any of our material subsidiaries or seeking protection of bankruptcy laws; and
(vii) approving dividends or other distributions with respect to our common stock.

           Under our Amended and Restated by-Laws, special meetings of our stockholders shall be called by the Chairman of the Board or the president or secretary at the request in writing of a majority of the Board of Directors, or at the request of stockholders owning fifty (50%) percent of our entire capital stock issued and outstanding and entitled to vote. Notice of any special meeting must be given to stockholders not less than ten (10) nor more than sixty (60) days before the date of the meeting. Business transacted at any special meeting of stockholders is limited to the purposes stated in the notice. However, our Restated Certificate of Incorporation permits stockholders to take action by written consent in lieu of a meeting if such consent is signed by stockholders holding a sufficient amount of outstanding shares to approve such action at any meeting.

                                 USE OF PROCEEDS

           We will receive the entire proceeds of this offering, consisting of the applicable exercise price, bid price or market price, as described below in the Description of Plans section, with no underwriting commission or discounts. We and our subsidiaries will use the proceeds for working capital and for other general corporate purposes. We will pay the expenses of the offering.

           The selling shareholders will receive the proceeds of offerings made by them pursuant to this Prospectus. See "Selling Shareholders".

                              PLAN OF DISTRIBUTION

           We are offering and selling the shares of our common stock to plan participants or, as applicable, plan trustees pursuant to the terms of the plans described in this Prospectus. Sales will be effected from time to time in accordance with, and at such prices as provided in, each of the plans and each of the grants issued in connection with the plans. See "Description of Plans".

           Certain selling shareholders who receive shares of our common stock as participants in our Agent Option Plan and our Career Agent Program are also offering shares of our common stock pursuant to this Prospectus. See "Selling Shareholders".

                              DESCRIPTION OF PLANS

1998 Plan
---------

           On May 28, 1998, our shareholders approved the Universal American Financial Corp. 1998 Incentive Compensation Plan. The 1998 Plan consists of our Incentive Stock Option Plan, our Stock Option Plan for Directors, our Agent Option Plan, our Career Agent Program, our Agents Stock Purchase Plan, our Deferred Comp Plan and our Regional Agents Program.

           The 1998 Plan superseded an earlier incentive stock option plan initially approved by our shareholders in April 1983 and amended in May 1987, June 1989, June 1994 and June 1995. Options previously granted under the older incentive stock option plan will remain outstanding in accordance with their terms and the terms of the plan. Our 1998 Plan provides for grants of stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock, or other property.

           The total number of shares of our common stock reserved and available for delivery to participants in connection with awards under the 1998 Plan was
(i) 1.5 million, plus (ii) the number of shares of our common stock subject to awards under preexisting plans that became available (generally due to cancellation or forfeiture) after the effective date of the 1998 Plan, plus
(iii) 13% of the number of shares of our common stock issued or delivered by us during the term of the 1998 Plan (excluding any issuance or delivery in connection with awards, or any other compensation or benefit plan of ours), provided, however, that the total number of shares of our common stock with respect to which incentive stock options could be granted could not exceed 1.5 million. As of December 31, 2003, a total of 7.3 million shares were eligible for grant under the 1998 Plan, of which 4.9 million shares were reserved for delivery of outstanding options, 2.0 million shares had been issued pursuant to previous awards and 0.4 million shares were reserved for issuance under future awards at December 31, 2003.

           Executive officers, directors, and other officers and employees of ours or any of our subsidiaries, as well as other persons who provide services to us or our subsidiaries, are eligible to be granted awards under the 1998 Plan, which is administered by our board of directors or a committee of the board of directors established pursuant to the 1998 Plan.

           The committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically if we have a "change in control", except to the extent otherwise determined by the committee at the date of grant or thereafter. The committee has not yet exercised any of its discretions noted above.

AGENT OPTION PLAN

           Up to 716,132 shares of our common stock will be offered for sale through this Prospectus to agents of our subsidiaries and others pursuant to our Non-qualified Stock Option Plan for Agents and Others, which is part of our 1998 Plan. The 1998 Plan authorizes stock option grants to persons other than officers and employees of ours or our subsidiaries who provide services to us and any of our subsidiaries. Under the 1998 Plan, the exercise price and other terms of options granted under our Agent Option Plan will be determined by the committee of our board of directors which administers our 1998 Plan.

           These provisions of our 1998 Plan superseded, as to future grants, a Non-qualified Stock Option Plan for Agents and Others, adopted by our board of directors on December 14, 1995, and amended May 23, 1996, which allowed our board of directors to grant options to purchase our common stock to agents of our insurance subsidiaries and to other persons -- except officers, directors or employees of ours or any of our subsidiaries while they are serving as such -- as to whom our board of directors believed the grant of such options will serve the best interests of the corporation. When our 1998 Plan was adopted, 102,786 options were outstanding under the prior plan.

           The exercise price in options granted under the plan is as determined by our board of directors, but not less than the closing bid price reported on the Nasdaq National Market system on the date of the grant (or the next preceding business day on which such a quote is available). Such options granted under our Agent Option Plan will have durations, fixed by our board of directors, not to exceed ten years. Our board of directors has discretion to fix
(i) any vesting conditions, (ii) administrative provisions, (iii) anti-dilution provisions and (iv) other provisions deemed desirable by our board of directors, as well as to amend any provision fixed by it, provided that no change or amendment shall adversely affect the option holder with respect to the exercise price, vesting conditions, and duration of a grant once made.

           Agents were issued a total of 306,297 options with exercise prices ranging between $6.41 and $7.40 in 2003 for 2002 sales performance, 233,700 options with exercise prices ranging between $4.75 and $8.55 per share in 2002 for 2001 sales performance and 159,600 options with an exercise price of $5.00 per share in 2001 for 2000 sales performance. These options vest in equal installments over a three year period and expire five years from the date of grant.

CAREER AGENT PROGRAM

           Up to 72,189 shares of our common stock will be offered for sale through this Prospectus to eligible career agents pursuant to our Career Agent Stock Award Program, which is part of our 1998 Plan. Under this program, our common stock is awarded to career agents based on production. Our common stock awarded under this program vests 100% on the second anniversary of the award date and is issued to the participant at such time. Until the award is vested and the common stock is issued, participants have no stockholder rights in connection with awarded shares. Career agents were awarded stock grants of 37,189 shares with a fair value of $5.92 in 2003 for 2002 production.

AGENTS STOCK PURCHASE PLAN

           Up to 45,787 shares of our common stock will be offered for sale through this Prospectus to qualifying agents of our insurance subsidiaries pursuant to our Agents Stock Purchase Plan. In order to qualify for participation in this plan, an agent must meet certain qualifications established by us from time to time. Qualifying agents may purchase shares under the Agents Stock Purchase Plan no more frequently then quarterly. Shares may be purchased under the Agents Stock Purchase Plan only in whole numbers of shares, and payment must be made upon delivery of the certificates for the shares. Shares purchased under the Agents Stock Purchase Plan may not be transferred, except by gift, for six months after purchase. We may decline to accept further orders from an agent if it believes that the agent is using the plan to purchase shares other than for bona-fide long term investment. Shares under the Agents Stock Purchase Plan will be offered and sold at the bid price, which is defined the average of the closing bid prices of our common stock reported on the Nasdaq National Market for the 20 previous trading days prior to any such sale.

           Pursuant to the Agents Stock Purchase Plan, agents purchased 183,286 shares at a weighted average price of $6.20 in 2003, 30,250 shares at a weighted average price of $6.30 per share in 2002 and 13,100 shares at a weighted average price of $4.89 per share in 2001.

DEFERRED COMP PLAN

           Up to 45,621 shares of our common stock will be offered for sale through this Prospectus to the trustees of our Deferred Compensation Plan for Agents. Under this plan, agents of our insurance subsidiaries which have elected to participate in our Deferred Comp Plan may elect to defer receipt between 5% and 100% of their first year commission they thereafter earn as such agents, which deferral will be matched by a contribution by the applicable subsidiary, initially set at 25% of the amount of the deferral, up to a maximum of 5% of the agent's commissions. Both the agent's participation in the plan and our obligation to match the agent's deferral are subject to the agent satisfying and continuing to satisfy minimum earning, production and persistency standards. Our Deferred Comp Plan provides that the amounts contributed by our match vest over a period of years, if the agent continues to qualify for participation. The percentage of the "match" and the vesting period may be changed by us from time to time as to future deferrals.

           Under the terms of our Deferred Comp Plan, each of our participating insurance subsidiaries will pay the deferral and the corresponding match to a separate trust established for this purpose. Each of the trusts will use such payments to purchase our common stock, either in the open market or from us pursuant to this offering. The trusts will purchase our common stock from us at fair market value, which is defined as the average of the closing prices of our common stock reported on the Nasdaq National Market for the 20 previous trading days prior to any such purchase. As a result of an amendment to our Deferred Comp Plan, effective January 1, 2004, each trust will only distribute, in kind, shares of the common stock deemed to be in an agent's account (to the extent vested) as provided in our Deferred Comp Plan. Such distribution of shares will be made following the earliest of (i) the termination of an agent's contractual relationship with the Company, (ii) an agent reaching retirement age (as defined in the plan) or (iii) an agent's death or disability. Notwithstanding the establishment of the trusts, the assets in each of the trusts are the sole property of the respective insurance subsidiaries and remain subject to the claims of their general creditors. The participating agents, upon their withdrawal from the plan, will be general creditors of our insurance subsidiaries for the value of their interest in the plan to the extent, if any, that such value is not paid by the trusts.

           Agents deferred commissions and our matching contributions amounted to $0.1 million in 2003, $0.2 million in 2002 and $0.2 million in 2001. From the deferred commissions and matching contributions, the trustees acquired 21,786 shares at a weighted average price of $7.37 in 2003; 49,815 shares at a weighted average price of $6.38 in 2002; and 41,205 shares at a weighted average price of $5.89 in 2001.

REGIONAL AGENTS PROGRAM

           Up to 200,000 shares of our common stock will be offered for sale through this Prospectus to eligible Regional General Agents of our subsidiaries pursuant to the Regional General Agents Equity Participation Program. Under this program, qualifying agents can earn additional compensation of up to a maximum of 5% of collected first year premiums, based on production and 13th month persistency. Such compensation, at the option of the agent, either accumulates interest over the vesting period or is used by a trust established by us to acquire and hold our common stock. Shares are acquired by such trust at their market price, which is defined as the average of the closing prices of our common stock reported on the Nasdaq National Market for the 20 previous trading days prior to the date of the purchase.

           The Regional Agents Program is effective July 1, 2003 for all eligible Regional General Agents. Eligibility for new Regional General Agents begins on January 1 of the year following the achievement of Regional General Agent status. The benefits earned under the program will vest on December 31 of the fifth year following eligibility, provided that the Regional General Agent is active and in good standing with us. Upon vesting, accumulated amounts will be paid, or if invested in our common stock, shares of our common stock will be distributed to the participant.

           In the event of death or total disability (as determined by us in our sole discretion) of a Regional General Agent during the vesting period, benefits for such agent will automatically vest and be paid, or if invested in our common stock, shares of our common stock will be distributed, to the estate of the agent or the agent's designated beneficiary, or in the event of total disability, to the agent.

           We can terminate this program at any time for any reason in our sole discretion. In the event the program is terminated, all accounts will be fully vested immediately and paid out, or if invested in our common stock, shares of our common stock will be distributed, to participating Regional General Agents within 60 days.

                              SELLING SHAREHOLDERS

           This Prospectus may also be used by certain plan participants who wish to resell shares received by them under our Agent Option Plan and our Career Agent Program. Any such selling shareholder will be named in a supplement to this Prospectus prior to the time of such transaction.

                                  LEGAL MATTERS

           Certain legal matters with respect to the legality of the securities offered hereby have been passed upon for us by the law firm of Harnett Lesnick & Ripps P.A. As of the date of the registration statement, Bertram Harnett, Irving
I. Lesnick and Judith A. Ripps, shareholders in Harnett Lesnick & Ripps P.A., in the aggregate directly own 951 shares of our common stock, and non-qualified options to acquire 56,000 additional shares of our common stock. A trust established by Mr. Harnett for the benefit of members of his family, in which Mr. Harnett disclaims any beneficial interest, owns 409,561 shares of our common stock. Additionally, Mr. Harnett serves as a director on our board of directors.

                                     EXPERTS

           The consolidated financial statements of Universal American Financial Corp. appearing in Universal American Financial Corp's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

           The Securities and Exchange Commission, which is also referred to as the Commission, allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the Commission will update and supersede this information. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. The documents contain important information about us and our finances.

           We incorporate by reference the following documents (each of which has been designated as File No. 001-08506):

           1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

           2. All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents; provided, however that information furnished under Items 9 and 12 of any of our Current Reports on Form 8-K is not incorporated by reference in this Prospectus or the registration statement of which this Prospectus is a part.

           Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Notwithstanding the foregoing, investors are entitled to rely on statements and reports incorporated by reference herein at the time of their investment, regardless of whether such statements or reports are later modified or superseded.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

           We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into this Prospectus or any registration statement containing this Prospectus (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus and any registration statement containing this Prospectus incorporates). Such requests should be directed to our Corporate Secretary at 6 International Drive, Suite 190, Rye Brook, New York 10573, or by telephone at
(914) 934-5200.

           We are subject to the informational reporting requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room or for the location of other regional offices. In addition, we are required to file electronic versions of those materials with the Commission through its EDGAR system. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as our company, file electronically with the Commission. Our outstanding common stock is presently quoted on the Nasdaq National Market under the symbol "UHCO" and all reports, proxy statements and other information concerning us can be inspected at the public reference facilities of the National Association of Securities Dealers maintained at 1735 K Street, N.W., Washington, D.C. 20006.

           We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, which is also referred to as the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes part of the registration statement, omits certain information contained in the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits and the financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document incorporated by reference or filed as an exhibit to the registration statement.

           IN CONNECTION WITH THE OFFERING DESCRIBED IN THIS PROSPECTUS, NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL, OR AN OFFERING OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER AT ANY TIME SHALL IMPLY THAT THE INFORMATION PROVIDED HEREIN IS CORRECT AS OF ANY TIME AFTER ITS DATE.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Certain statements in this Prospectus or incorporated by reference into this Prospectus and oral statements made from time to time by our representatives constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements not based on historical information. They relate to future operations, strategies, financial results or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe" or similar words generally involve forward-looking statements. Forward-looking statements include statements about development and distribution of our products, investment spreads or yields, the impact of proposed or completed acquisitions, the adequacy of reserves or the earnings or profitability of our activities. Forward-looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control and are subject to change. These uncertainties can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable risks and uncertainties, some of which relate particularly to our business, such as our ability to set adequate premium rates and maintain adequate reserves, our ability to compete effectively and our ability to grow our business through internal growth as well as through acquisitions. Other risks and uncertainties may be related to the insurance industry generally, such as regulatory developments, industry consolidation and general economic conditions and interest rates. For a discussion of these risks and uncertainties, see "Risk Factors." We disclaim any obligation to update forward-looking statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following table sets forth the expenses to be borne by us in connection with the offerings described in this registration statement. All such expenses other than the Securities and Exchange Commission registration fee are estimates.

           Securities and Exchange Commission Registration Fee...... $    1,611
           Legal Fees and Expenses.................................. $   25,000
           Accounting Fees and Expenses............................. $   10,000
           Printing and Engraving Fees and Expenses................. $    5,000
           Trustee and Transfer Agent Fees.......................... $    2,000
           Miscellaneous............................................ $    1,000
           Total.................................................... $   44,611

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Article Seventh of the our Restated Certificate of Incorporation provides, in part, that except to the extent required by the New York Business Corporation Law, also referred to as the BCL, no director of ours shall have any personal liability to us or our stockholders for damages for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (i) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director's acts violated Section 719 of the BCL or (ii) for any act or omission prior to the adoption of Article Seventh of our Restated Certificate of Incorporation.

           Article VI of the our Amended and Restated Bylaws provide, in part, that we shall (subject to the terms thereof) indemnify any person, by reason of the fact that such person is or was a director, officer or employee of ours, or of any subsidiary or affiliate of ours, or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at our request, against all loss and expense including, judgments, fines (including excise taxes), amounts paid in settlement and attorneys' fees and disbursements actually and necessarily incurred as a result of such action or proceeding, or any appeal therefrom, and all legal fees and expenses incurred in successfully asserting a claim for indemnification; provided, however, that no indemnification may be made to or on behalf of any director, officer or employee if a judgment or other final adjudication adverse to the director, officer or employee establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled.

           We may purchase and maintain insurance on behalf of any person described in Article VI of our Amended and Restated Bylaws against any liability which may be asserted against such person whether or not we would have the power to indemnify such person against such liability under the provisions of Article VI of the our Amended and Restated Bylaws or otherwise. We maintain and pay premiums for directors' and officers' liability insurance policies.

           We are incorporated under the laws of the State of New York. Sections 721-726 of Article 7 of the BCL provide for the indemnification and advancement of expenses to officers and directors. Section 721 provides that indemnification and advancement of expenses pursuant to the BCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

           Section 722(a) of the BCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise that any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted in good faith for a purpose he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful.

           Section 722(c) of the BCL provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (i) a threatened action or a pending action that is settled or otherwise disposed of or (ii) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnity for that portion of the settlement and expenses as the court deems proper.

           Section 723 of the BCL provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the BCL permits a court to award the indemnification required by Section 722.

           Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.

           The foregoing is only a summary of the described sections of the New York Business Corporation Law and is qualified in its entirety by reference to such sections.

ITEM 16.  EXHIBITS

           The following exhibits have been filed as part of this registration statement.

    Exhibit
    Number                 Description of Exhibits
    ------                 -----------------------

     4.1 Restated Certificate of Incorporation of Universal American Financial Corp. (incorporated by reference to Exhibit 3.1 to our Amendment No. 2 to the Registration Statement (No. 333-62036) on Form S-3 filed on July 11, 2001).

     4.2 Amended and Restated By-Laws of Universal American Financial Corp. (incorporated by reference to Exhibit A to our Current Report on Form 8-K filed on August 13, 1999).

     5.1 Opinion of Harnett Lesnick & Ripps P.A., legal counsel of the registrant (filed herewith).

    10.1 Universal American Financial Corp. 1998 Incentive Compensation Plan (incorporated by reference to Exhibit A to our Definitive Proxy Statement on Form DEF 14A filed on April 29, 1998).

    23.1 Consent of Ernst & Young LLP, Independent Accountants (filed herewith).

    23.2 Consent of Harnett Lesnick & Ripps P.A., legal counsel of the registrant (included in Exhibit 5.1).

    24 Power of Attorney (included as part of the signature page to this registration statement and incorporated herein by reference).

ITEM 17.  UNDERTAKINGS

           (a) The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions detailed herein, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Rye Brook, state of New York, on March 26, 2004.

                                     UNIVERSAL AMERICAN FINANCIAL CORP.


                                     By:  /s/ Richard A. Barasch
                                        ----------------------------------------
                                        Name:  Richard A. Barasch
                                        Title: Chairman, President and
                                               Chief Executive Officer



                                POWER OF ATTORNEY

           KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard A. Barasch and Robert A. Waegelein, or either of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments (including all post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                       Title                                              Date
---------                                       -----                                              ----

 /s/ Richard A. Barasch                         Chairman of the Board, President, Chief            March 26, 2004
----------------------------------------        Executive Officer and Director (Principal
Richard A. Barasch                              Executive Officer)


 /s/ Robert A. Waegelein                        Executive Vice President and Chief Financial       March 26, 2004
----------------------------------------        Officer (Principal Financial and Accounting
Robert A. Waegelein                             Officer)


 /s/ Bradley E. Cooper                          Director                                           March 26, 2004
----------------------------------------
Bradley E. Cooper

 /s/ Mark M. Harmeling                          Director                                           March 26, 2004
----------------------------------------
Mark M. Harmeling



                                      II-5

Signature                                       Title                                              Date
---------                                       -----                                              ----

 /s/ Bertram Harnet                             Director                                           March 26, 2004
----------------------------------------
Bertram Harnett

 /s/ Linda Lamel                                Director                                           March 26, 2004
----------------------------------------
Linda Lamel

 /s/ Eric Leathers                              Director                                           March 26, 2004
----------------------------------------
Eric Leathers

 /s/ Patrick J. McLaughlin                      Director                                           March 26, 2004
----------------------------------------
Patrick J. McLaughlin

 /s/ Robert A. Spass                            Director                                           March 26, 2004
----------------------------------------
Robert A. Spass

 /s/ Robert F. Wright                           Director                                           March 26, 2004
----------------------------------------
Robert F. Wright


                                  EXHIBIT INDEX


    Exhibit
    Number                 Description of Exhibits
    ------                 -----------------------

     4.1 Restated Certificate of Incorporation of Universal American Financial Corp. (incorporated by reference to Exhibit 3.1 to our Amendment No. 2 to the Registration Statement (No. 333-62036) on Form S-3 filed on July 11, 2001).

     4.2 Amended and Restated By-Laws of Universal American Financial Corp. (incorporated by reference to Exhibit A to our Current Report on Form 8-K filed on August 13, 1999).

     5.1 Opinion of Harnett Lesnick & Ripps P.A., legal counsel of the registrant (filed herewith).

    10.1 Universal American Financial Corp. 1998 Incentive Compensation Plan (incorporated by reference to Exhibit A to our Definitive Proxy Statement on Form DEF 14A filed on April 29, 1998).

    23.1 Consent of Ernst & Young LLP, Independent Accountants (filed herewith).

    23.2 Consent of Harnett Lesnick & Ripps P.A., legal counsel of the registrant (included in Exhibit 5.1).

    24 Power of Attorney (included as part of the signature page to this registration statement and incorporated herein by reference).